EXHIBIT 99.1

155 EAST TROPICANA RECEIVES GAMING LICENSE

Las Vegas, NV – October 21, 2005 – 155 East Tropicana, LLC (the “Company”) today announced that it has received approval for its state gaming license from the Nevada Gaming Commission.

The Company will not take over the casino and hotel operations from Eastern & Western Hotel Corporation until it receives a license from the Clark County Liquor and Gaming Licensing Board.

The hotel and casino will continue to operate under the Hotel San Remo Casino and Resort name until the renovations and construction are complete.  The Company expects to celebrate the grand opening of the Hooter’s Casino Hotel in February 2006.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hotel San Remo Casino and Resort in Las Vegas, Nevada, which the company has begun to renovate and re-brand as Hooters Casino Hotel. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hotel San Remo currently features 711 hotel rooms and an approximately 24,000 square-foot casino.  Additional information about the Company can be found at www.hooterslv.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, risks relating to the successful completion of its construction and renovation projects; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; its dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; and changes in federal or state tax laws.  Additional information about factors that could affect the Company’s business is set forth in SEC filings.

Contact:
Michael Hessling
(702) 597-6076